Exhibit 5.1

Hunton & Williams LLP
RIVERFRONT Plaza,
EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

Tel 804 • 788 • 8200
Fax 804 • 788 • 4190

September 9, 2014

Board of Directors

Arlington Asset Investment Corp.

1001 Nineteenth Street North

Arlington, Virginia 22209

Issuance of up to 3,162,500 Shares of Class A Common Stock

Gentlemen:

We have served as special counsel to Arlington Asset Investment Corp., a Virginia corporation (the “Company”), in connection with the issuance and sale by the Company, in an underwritten public offering, of up to an aggregate of 3,162,000 shares (the “Shares”) of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock”), (including up to 412,500 shares subject to the Underwriters’ 30-day option to purchase additional shares of Class A Common Stock), pursuant to an underwriting agreement, dated September 4, 2014 (the “Underwriting Agreement”), by and among the Company and the several underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), for whom Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Keefe, Bruyette & Woods, Inc. are acting as representatives. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-193478), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on January 22, 2014, and declared effective by the Commission on February 5, 2014 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	the Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the Commonwealth of Virginia State Corporation Commission (the “SCC”) on September 9, 2014 and by the Secretary of the Company on the date hereof;

2.	the Amended and Restated Bylaws of the Company, as amended through the date hereof, as certified by the Secretary of the Company on the date hereof;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON

www.hunton.com

Board of Directors

Arlington Asset Investment Corp.

September 9, 2014

3.	resolutions of the Board of Directors of the Company adopted at meetings or by unanimous written consent held on January 15, 2014 and June 11, 2014, with respect to, among other things, the issuance, sale and due authorization of the Shares and the formation of a pricing committee of the Board of Directors of the Company (the “Pricing Committee”) in connection therewith (the “Board Resolutions”), and resolutions of the Pricing Committee, adopted at a meeting held on September 4, 2014 with respect to the pricing of the issuance of the Shares (the “Pricing Committee Resolutions,” and together with the Board Resolutions, the “Resolutions”), each as certified by the Secretary of the Company as of the date hereof;

4.	a certificate, issued by the SCC on September 9, 2014, as to the Company’s existence and good standing in the Commonwealth of Virginia (the “Good Standing Document”);

5.	an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters (the “Secretary’s Certificate”);

6.	the Registration Statement;

7.	the preliminary prospectus supplement, dated September 3, 2014, in the form filed with the Commission on September 4, 2014, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated February 5, 2014 (collectively, the “Preliminary Prospectus,” and together with the pricing information set forth on Schedule III to the Underwriting Agreement, the “Time of Sale Disclosure Package”);

8.	the final prospectus supplement, dated September 4, 2014, as filed with the Commission on September 8, 2014 pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated February 5, 2014 (collectively, the “Prospectus”); and

9.	an executed copy of the Underwriting Agreement.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Board of Directors

Arlington Asset Investment Corp.

September 9, 2014

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the Commonwealth of Virginia and is in good standing in the Commonwealth of Virginia. The Company has the corporate power and authority to issue the Shares.

2. The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion with respect to the incorporation, existence and good standing of the Company in the Commonwealth of Virginia is based solely on the Good Standing Document.

The foregoing opinions are limited to the laws of the Commonwealth of Virginia, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the Commonwealth of Virginia or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the laws of the Commonwealth of Virginia, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Board of Directors

Arlington Asset Investment Corp.

September 9, 2014

Very truly yours,

/s/ Hunton & Williams LLP